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HANOVER DIRECT, INC.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

     (In 000's, except per share amounts)

                                                               13 WEEKS ENDED
                                                          MARCH 30,       MARCH 29,
                                                            1996            1997
                                                          --------       ---------
Net income (loss) before extraordinary item               $(9,477)       $ (6,621)

Preferred stock dividends                                     (59)            (48)
                                                          -------        --------

Net income (loss) applicable to common
    shareholders                                          $(9,536)       $ (6,669)
                                                          =======        ========

Average shares of common stock
    outstanding during the period                          93,494         144,648

Total shares used to calculate PEPS*                       93,494         144,648

   Primary earnings per share                             $  (.10)       $   (.05)
                                                          =======        ========

Average shares of common stock
    outstanding during the period                          93,494         144,648

Total shares used to calculate FDEPS*                      93,494         144,648

    Fully diluted earnings per share                      $  (.10)       $   (.05)
                                                          =======        ========

Average shares of common stock
    outstanding during the period                          93,494         144,648

    Basic earnings per share                              $  (.10)       $   (.05)
                                                          =======        ========

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*Per APB 15, when a net loss is reported, exercise or conversion of stock options is not to be assumed.